Exhibit 99.1
HERSHA HOSPITALITY TRUST 510 Walnut Street, 9th Floor Philadelphia, PA 19016 Phone: 215-238-1046 Fax: 215-238-0157 www.hersha.com

For Immediate Release
Contact:	Ashish Parikh, CFO
Ph: (215) 238-1046

HERSHA HOSPITALITY ANNOUNCES
SECOND QUARTER 2008 EARNINGS

Year-over-Year Second Quarter 2008

•	Adjusted FFO (“AFFO”) Increased 2.4% to $0.43 Per Diluted Share/Unit
•	Consolidated RevPAR Grew 4.3%
•	Consolidated Hotel EBITDA Increased 9.8% to $27.6 Million
•	Consolidated Same Store RevPAR Grew 4.0%
•	Company Updates AFFO Guidance

PHILADELPHIA, PA--(Business Wire)—August 5, 2008-- Hersha Hospitality Trust (NYSE: HT) owner of nationally franchised premium select service and full service hotels, today announced earnings for the second quarter ended June 30, 2008.

Financial Highlights for the Second Quarter 2008

Growth in hotel revenues along with increased income from development loans resulted in improved net income applicable to common shareholders.  For the second quarter of 2008, net income applicable to common shareholders grew 6.1% to $7.0 million from $6.6 million in the second quarter of 2007.  Net income applicable to common shareholders of $0.16 per weighted average common share outstanding in the second quarter of 2008 was comparable to the second quarter of 2007 due to an increase in common shares outstanding during the quarter, the proceeds of which were utilized to reduce the Company’s line of credit, initiate development loans and to acquire three new hotels.

Operating income for the second quarter ended June 30, 2008 grew 7.4% to $18.8 million from $17.5 million for the same period in 2007.  The growth in operating income was a result of improved operating margins from rate-led hotel revenue growth, continued stabilization of several new hotels and accretive asset acquisitions.

Adjusted funds from operations (AFFO) for the second quarter of 2008 increased 2.4% to $0.43 per diluted common share and unit from $0.42 per diluted common share and unit for the same quarter of 2007. Growth in the Company’s hotel portfolio and performance of its assets helped to offset the impact of increased shares outstanding in the second quarter of 2008 relative to the second quarter of 2007. A reconciliation of AFFO to net income applicable to common shares, the most directly applicable U.S. GAAP measure, is included at the end of this release.

Mr. Jay H. Shah, Chief Executive Officer, commented, “We are pleased to have produced another excellent quarter of earnings and to have maintained top-tier operating margins.  Our East Coast urban focused hotels performed solidly, led by 14% same-store RevPAR growth from our metro-New York City hotels. The managers of these properties were able to leverage the strategic locations and low effective age of these properties into increased Hotel EBITDA.  We believe that possessing a young portfolio, located in high barrier-to-entry markets, is a winning strategy, regardless of the market conditions, given the growth potential these assets can provide in the coming years.  To this end, we purchased three additional newly opened hotels during the quarter and one subsequent to the close of the quarter.  The median age of our portfolio of hotels is below six years and we believe that this will continue to enhance our growth prospects going forward.”

For the three-month period ended June 30, 2008, consolidated total hotel operating revenues increased 9.4% to $67.4 million from $61.6 million in the second quarter of 2007.  This increase was primarily driven by our growth in same-store room revenues and revenue contributions from acquisitions completed in prior periods.  Revenue per available room (RevPAR) for the Company’s consolidated hotels (59 hotels) increased 4.3% on a year-over-year basis to $109.73, which was driven entirely by an average daily rate (ADR) increase of 6.1% to $139.56.  During the quarter, the Company’s hotel managers chose to aggressively maintain rate levels in order to optimize operating margins, resulting in a decline in occupancy, which fell to 78.63% from 79.99%.

Hotel earnings before interest, taxes, depreciation and amortization (Hotel EBITDA) for Hersha’s consolidated hotels grew 9.8% to $27.6 million for the second quarter of 2008 compared to the second quarter of 2007.  Hotel EBITDA margins of 41.0% for the second quarter of 2008 increased 14 basis points compared to the prior year level.  The Company’s portfolio of Hyatt Summerfield Suites experienced margin deterioration due to increased Hyatt brand initiatives and guest reward program expenses.  These initiatives, which were implemented in the third quarter of 2007, negatively impacted the Company’s EBITDA margins during the second quarter of 2008. Excluding the Company’s portfolio of Hyatt Summerfield Suites, Hotel EBITDA margins for the consolidated hotels increased 100 basis points.

On a same-store basis for Hersha’s consolidated hotels (53 hotels), RevPAR for the second quarter of 2008 increased 4.0% on a year-over-year basis to $109.16, which was driven by a 5.1% increase in ADR to $137.92.  Occupancy fell to 79.15% from 80.02%. Same-store Hotel EBITDA for the second quarter of 2008 increased 3.6% to $25.8 million from $24.9 million. The Company’s same-store Hotel EBITDA margin declined 8 basis points to 40.6% for the second quarter of 2008, as compared to the second quarter of 2007 for the reasons discussed above.  Excluding the Hyatt Summerfield Suites portfolio, Hotel EBITDA margins increased 97 basis points.

Other Highlights

In May and June, the Company purchased three newly opened hotels, the 107-suite Towne Place Suites, Harrisburg, Pennsylvania, the 150-room Sheraton Hotel, JFK Airport and the 127-room Holiday Inn Express, Camp Springs (Andrews Air Force Base), Maryland, in separate transactions, for a total of $61.8 million.

In July, Hersha opened the nu Hotel in Brooklyn, New York, a 93-room independent boutique hotel newly developed by the Company. The nu Hotel Brooklyn and the Duane Street Hotel (Tribeca) serve as the foundation of Hersha's collection of independent hotels operating in the vibrant metro-New York City market.

In August, subsequent to the close of the quarter, the Company purchased a brand new 101-room Hampton Inn, located in Smithfield, Rhode Island for $12.6 million.

Balance Sheet

The Company ended the second quarter of 2008 with approximately $72.7 million in development loans and approximately $23.4 million in land leases outstanding to 13 hotel development projects.

At June 30, 2008, Hersha Hospitality Trust had approximately $721.0 million of total consolidated debt outstanding, which included approximately $51.5 million of trust preferred securities and approximately $47.6 million outstanding on the Company’s line of credit.  Fixed rate debt, including variable rate debt fixed by an interest rate swap, amounted to approximately 87.8% of total consolidated debt.  For the second quarter of 2008, the weighted average interest rate on all of the Company’s fixed and floating rate debt was approximately 6.13% and 4.83%, respectively.  The weighted average life to maturity of the Company’s debt, excluding the credit line, was approximately 8.0 years.  Total common shares and units of limited partnership interest of Hersha Hospitality Limited Partnership outstanding at June 30, 2008 were approximately 48.1 million and 8.9 million, respectively.

Dividend

For the second quarter of 2008, Hersha Hospitality Trust declared common share and limited partnership unit dividends of $0.18 per common share and unit.  The Board of Trustees also declared a second quarter cash dividend of $0.50 per Series A Preferred Share.

Hersha’s forecasted AFFO for the full year ended December 31, 2008, less maintenance capital expenditures, is expected to exceed its annualized dividend of $0.72 per common share by 1.7 times, providing both coverage for its current dividend and internally generated funds for investment.

Financial Outlook for 2008

The Company is revising its previous financial outlook for the full year ended December 31, 2008, as compared to the full year ended December 31, 2007, as a downturn in economic conditions in the U.S., reduced travel capacity from airlines, low consumer confidence and corporate profits have given rise to expectations of lower demand for lodging services from business and leisure travelers in the second half of 2008.

The Company’s updated financial guidance and underlying assumptions for the full year ended December 31, 2008 are as follows:

	Prior Guidance	Updated Guidance
Consolidated same-store RevPAR growth compared to the full year 2007	5.0% to 6.0%	4.0% to 5.0%

Consolidated portfolio RevPAR growth compared to the full year 2007	6.0% to 7.0%	5.0% to 6.0%

Net income available to common shareholders	$12.25 to $13.75 million	$13.0 to $14.5 million

Adjusted EBITDA	$121.4 to $123.8 million	$124.5 to $126.5 million

AFFO per diluted weighted average share/unit	$1.30 to $1.33	$1.26 to $1.30

“We expect our RevPAR growth for the second half of 2008 to slow in comparison to the strong results we posted in the first half of 2008 and the second half of 2007, but we still believe that our portfolio is well positioned to weather the downturn better than the industry at large. Our net income and EBITDA are expected to be positively impacted by the acquisitions we have completed this year. However, this growth is expected to be offset by the shares and units issued during the second quarter of 2008. Our revised guidance still represents a range of growth in AFFO per share of approximately 4 to 7% for the full year 2008 as compared to 2007, which should further support our strong cash dividend and provide meaningful value to our investors,” Mr. Shah added.

Second Quarter 2008 Earnings Conference Call

The Company will host a conference call to discuss its financial results at 10:00 AM Eastern time on Tuesday, August 5, 2008.  Hosting the call will be Mr. Jay H. Shah, Chief Executive Officer, Mr. Neil H. Shah, President and Chief Operating Officer, and Mr. Ashish Parikh, Chief Financial Officer.

The live conference call can be accessed by dialing (888) 245-1007 or (913) 312-1397 for international participants.  A replay of the call will be available from 1:00 PM Eastern time on August 5, 2008, through midnight Eastern time on August 19, 2008. The replay can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international participants.  The passcode for the call and the replay is 7332814.

About Hersha Hospitality

Hersha Hospitality Trust is a self-advised real estate investment trust, which owns interests in 77 hotels, totaling 9,752 rooms, primarily along the Northeast Corridor from Boston to Washington D.C.  The Company also owns hotels in Northern California and Scottsdale, Arizona.  Hersha focuses on high quality upscale hotels in high barrier to entry markets.  More information on the Company and its portfolio of hotels is available on Hersha’s Web site at http://www.hersha.com.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.  For a description of these factors, please review the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities Exchange Commission (SEC).

HERSHA HOSPITALITY TRUST
Balance Sheet
June 30, 2008 (Unaudited) and December 31, 2007
(in thousands, except shares and per share data)

	June 30, 2008	December 31, 2007
Assets:
Investment in Hotel Properties, net of Accumulated Depreciation	$987,235	$893,297
Investment in Joint Ventures	50,808	51,851
Development Loans Receivable	72,748	58,183
Cash and Cash Equivalents	16,972	12,327
Escrow Deposits	13,670	13,706
Hotel Accounts Receivable, net of allowance for doubtful accounts of $125 and $47	10,820	7,287
Deferred Costs, net of Accumulated Amortization of $4,150 and $3,252	8,096	8,048
Due from Related Parties	2,481	1,256
Intangible Assets, net of Accumulated Amortization of $862 and $764	8,032	5,619
Other Assets	25,112	16,033

Total Assets	$1,195,974	$1,067,607

Liabilities and Shareholders’ Equity:
Line of Credit	$47,600	$43,700
Mortgages and Notes Payable, net of unamortized discount of $67 and $72	673,447	619,308
Accounts Payable, Accrued Expenses and Other Liabilities	16,659	17,728
Dividends and Distributions Payable	11,236	9,688
Due to Related Parties	2,861	2,025

Total Liabilities	751,803	692,449

Minority Interests:
Common Units	$60,437	$42,845
Interest in Consolidated Joint Ventures	1,721	1,908

Total Minority Interests	62,158	44,753

Shareholders' Equity:
Preferred Shares - 8% Series A, $.01 Par Value, 29,000,000 Shares Authorized, 2,400,000 Shares Issued and Outstanding (Aggregate Liquidation Preference $60,000)	24	24
Common Shares - Class A, $.01 Par Value, 80,000,000 Shares Authorized, 48,137,348 and 41,203,612 Shares Issued and Outstanding at June 30, 2008 and December 31, 2007, respectively	481	412
Common Shares - Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Income	(21)	(23)
Additional Paid-in Capital	461,802	397,127
Distributions in Excess of Net Income	(80,273)	(67,135)

Total Shareholders' Equity	382,013	330,405

Total Liabilities and Shareholders’ Equity	$1,195,974	$1,067,607

HERSHA HOSPITALITY TRUST
Summary Results
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues:
Hotel Operating Revenues	$67,377	$61,569	$119,296	$106,372
Interest Income from Development Loans	2,153	1,331	4,173	2,634
Land Lease Revenue	1,390	1,117	2,724	2,205
Hotel Lease Revenue	211	195	348	332
Other Revenue	342	185	594	327
Total Revenues	71,473	64,397	127,135	111,870

Expenses:
Hotel Operating Expenses	36,686	33,437	69,118	61,513
Hotel Ground Rent	216	190	442	439
Land Lease Expense	745	619	1,494	1,233
Real Estate and Personal Property Taxes and Property Insurance	2,964	2,753	6,146	5,500
General and Administrative	2,003	1,621	3,906	3,832
Depreciation and Amortization	10,012	8,260	19,634	16,217
Total Operating Expenses	52,626	46,880	100,740	88,734

Operating Income	18,847	17,517	26,395	23,136

Interest Income	101	324	183	454
Interest Expense	10,346	10,701	21,123	20,738
Income before income from Unconsolidated Joint Venture Investments, Minority Interests and Discontinued Operations	8,602	7,140	5,455	2,852

Income from Unconsolidated Joint Venture Investments	1,360	1,741	622	903

Income before Minority Interests and Discontinued Operations	9,962	8,881	6,077	3,755

Income allocated to Minority Interest in Continuing Operations	1,737	1,167	730	178
Income from Continuing Operations	8,225	7,714	5,347	3,577

Discontinued Operations
Income (Loss) from Discontinued Operations	-	81	-	(19)

Net Income	8,225	7,795	5,347	3,558
Preferred Distributions	1,200	1,200	2,400	2,400

Net Income applicable to Common Shareholders	$7,025	$6,595	$2,947	$1,158

Basic earnings per share
Income from continuing operations applicable to common shareholders	$0.16	$0.16	$0.07	$0.03
Discontinued Operations	0.00	0.00	0.00	0.00

Net Income applicable to common shareholders	$0.16	$0.16	$0.07	$0.03

Diluted earnings per share
Income from continuing operations applicable to common shareholders	$0.16	$0.16	$0.07	$0.03
Discontinued Operations	0.00	0.00	0.00	0.00

Net Income applicable to common shareholders	$0.16	$0.16	$0.07	$0.03

Weighted Average Common Shares Outstanding
Basic	44,253,641	40,642,569	42,572,390	40,590,499
Diluted	44,253,641	40,642,569	42,572,390	40,590,499

FFO and GAAP Reconciliation

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  We calculate FFO applicable to common shares and Partnership units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper.   The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Our interpretation of the NAREIT definition is that minority interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales and minority interest.  In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments for the amortization of original issue discount/premium;
•	adding back non-cash stock expense;
•	adding back FFO attributed to our partners in consolidated joint ventures; and
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of Hersha’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO applicable to all common shares and Partnership units.

The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

HERSHA HOSPITALITY TRUST
Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Net income applicable to common shares	$7,025	$6,595	$2,947	$1,158
Income allocated to minority interest	1,737	1,167	730	178
Income (loss) from discontinued operations allocated to minority interest	-	9	-	(2)
Income from unconsolidated joint ventures	(1,360)	(1,741)	(622)	(903)
Depreciation and amortization	10,012	8,260	19,634	16,217
Depreciation and amortization from discontinued operations	-	300	-	583
FFO related to the minority interests in consolidated joint ventures	(302)	(310)	(62)	(112)
Funds from consolidated hotel operations applicable to common shares and Partnership units	17,112	14,280	22,627	17,119

Income from Unconsolidated Joint Ventures	1,360	1,741	622	903
Add:
Depreciation and amortization of purchase price in excess of historical cost	523	451	1,046	945
Interest in depreciation and amortization of unconsolidated joint ventures	2,175	1,809	3,628	3,002
Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	4,058	4,001	5,296	4,850

Funds from Operations applicable to common shares and Partnership units	21,170	18,282	27,924	21,969

Add:
FFO related to the minority interests in consolidated joint ventures	302	310	62	112
Amortization of deferred financing costs	403	410	897	756
Amortization of discounts and premiums	(138)	-	(276)	16
Non cash stock compensation expense	312	186	627	294
Straight-line amortization of ground lease expense	64	66	139	133

Adjusted Funds from Operations	$22,113	$19,253	$29,372	$23,280

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.43	$0.42	$0.59	$0.51

Diluted Weighted Average Common Shares and Units Outstanding	51,700,790	45,542,425	49,885,364	45,244,074

HERSHA HOSPITALITY TRUST
Adjusted Funds from Operations (FFO) - 2008 FORECAST RECONCILIATION
(in thousands, except shares and per share data)

	Low	High
	Twelve Months Ending
	12/31/2008	12/31/2008

Net Income applicable to common shares	$13,000	$14,500
Less:
(Income) from Unconsolidated Joint Ventures	(2,500)	(3,300)
FFO related to the minority interests in consolidated joint ventures	(450)	(550)
Add:
Income allocated to minority interest in our operating partnership	3,000	3,500
Depreciation and amortization	41,000	41,000
Funds from Consolidated Hotel Operations	54,050	55,150

Income from Unconsolidated Joint Ventures	2,500	3,300
Add:
Depreciation and amortization	7,200	7,200
Funds from Unconsolidated Joint Venture Operations	9,700	10,500

Funds from Operations	63,750	65,650

Add:
FFO related to the minority interests in consolidated joint ventures	450	550
Amortization of deferred financing costs	1,700	1,700
Amortization of OID Discount/Premium	(550)	(550)
Non cash stock expense	1,500	1,500
Amortization of ground lease expense	275	275

Adjusted Funds from Operations	$67,125	$69,125

Diluted Weighted Average Common Shares and Units Outstanding	53,225,000	53,225,000
Adjusted FFO per Diluted Weighted Average Common Shares and Units Outstanding	$1.26	$1.30

EBITDA and GAAP Reconciliation

Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) and Adjusted EBITDA are non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation August not be comparable to EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not reconcilable to any comparable GAAP measure for the Company.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Net Income applicable to common shares	$7,025	$6,595	$2,947	$1,158
Less:
Income from Unconsolidated Joint Ventures	(1,360)	(1,741)	(622)	(903)
Interest income	(101)	(324)	(183)	(454)
Add:
Income allocated to minority interest for continuing operations	1,737	1,167	730	178
Income (Loss) allocated to minority interest for discontinued operations and gain on disposition of hotel properties	-	9	-	(2)
Interest expense from continuing operations	10,346	10,701	21,123	20,738
Interest expense from discontinued operations	-	274	-	547
Distributions to Series A Preferred Shareholders	1,200	1,200	2,400	2,400
Depreciation and amortization from continuing operations	10,012	8,260	19,634	16,217
Depreciation from discontinued operations	-	300	-	583
Non-cash stock compensation expense	312	186	627	294
Straight-line amortization of ground lease expense	64	66	139	133

Adjusted EBITDA from consolidated hotel operations	29,235	26,693	46,795	40,889

Income from Unconsolidated Joint Ventures	1,360	1,741	622	903
Add:
Depreciation and amortization of purchase price in excess of historical cost	523	451	1,046	945
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures	5,708	6,341	10,482	10,583

Adjusted EBITDA from unconsolidated joint venture operations	7,591	8,533	12,150	12,431

Adjusted EBITDA	$36,826	$35,226	$58,945	$53,320

HERSHA HOSPITALITY TRUST
Adjusted EBITDA - 2008 FORECAST RECONCILIATION
(in thousands, except shares and per share data)

	Low	High
	Twelve Months Ended
	12/31/2008	12/31/2008

Net Income applicable to common shares	$13,000	$14,500
Less:
Income from Unconsolidated Joint Ventures	(2,500)	(3,300)
Interest income	(500)	(500)
Add:
Income allocated to minority interest in common units	3,000	3,500
Interest expense	42,000	42,000
Distributions to Series A Preferred Shareholders	4,800	4,800
Depreciation and amortization from continuing operations	41,000	41,000
Amortization of deferred financing costs	1,700	1,700
Non cash stock expense	1,500	1,500
Amortization of ground lease expense	275	275

Adjusted EBITDA from consolidated hotel operations	104,275	105,475

Income (Loss) from Unconsolidated Joint Ventures	2,500	3,300
Add:
Interest expense	10,500	10,500
Depreciation and amortization of purchase price in excess of historical cost	2,100	2,100
Interest in depreciation and amortization of unconsolidated joint venture	5,100	5,100

Adjusted EBITDA from unconsolidated joint venture operations	20,200	21,000

Adjusted EBITDA	$124,475	$126,475

Supplemental Schedules

The company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the company's stakeholders.  These can found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s Web site, www.hersha.com.